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                                                                   EXHIBIT 10.36




July 12, 2002




Mr. Nick Curtis



Dear Mr. Curtis:

STAAR Surgical Company is pleased to offer you the position of Sr. Vice President Sales and Marketing (U.S. and Canada), reporting directly to me. Your beginning wage will be $7,692.31 per bi-weekly payroll, in addition to all the benefits offered in our current policy.

Also included in your compensation package is an annual bonus, which will be targeted to pay up to 50% of your base salary, based on the achievement of specific objectives of which the major component - 80% of the total for the first two years - will be linked to market share growth and sales increase within the U.S. and Canadian market. Should sales growth targets be exceeded, there will be no cap on the percentage bonus that may be earned. The 2002 bonus payment will be pro-rated according to the actual number of months worked.

To further solidify our offer and subject to approval by the compensation committee, we are awarding you 75,000 STAAR Surgical Company stock options, priced at the market value on the date of acceptance of this offer, and vested in equal increments over a three year period. Additionally, 50,000 STAAR Surgical Company stock options will be available at the end of 2002 fiscal year and may be awarded based on the achievement of sales growth in the second half of 2002 versus the first half of 2002, and will be priced at the close of business on the last day of fiscal 2002, vested over a three year period. The compensation committee will review and decide on the exact size of the second award based on your performance.

STAAR Surgical will pay relocation costs from Illinois to California as outlined below:

        1.      Full move services. Household goods only.

        2.      Storage of items up to 60 days.

        3.      One car transported. Mileage reimbursed for second car.

        4. Two days plus reasonable number of travel days expense to include lodging, meals and mileage reimbursed.


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        5.      Two trips homefinding assistance - not to exceed four days each.

        6.      Temporary living expense up to 60 days.

        7.      Incidental expense allowance up to $1,000.

        8. Closing costs on primary residence. Excludes mobile homes, excess acreage, resort homes, houseboats.

        9.      Traditional closing costs on home purchase up to $2,000.

Additionally, upon relocation to California, your salary and eligibility to an additional stock option grant will be reviewed. A change of control provision will be added to your terms of employment upon relocation whereby if the company is acquired and if the essential duties and responsibilities as set forth in your job description are significantly changed resulting in a loss of employment or if your employment is terminated without cause, all stock options issued to you will immediately vest and you will be entitled to payment of one year base salary.

Upon acceptance of this offer and the successful completion of a pre-employment physical, you may begin work on or before September 3, 2002. Please note that a drug test is included in the physical. Employment is at the mutual consent of the employee and STAAR and can be terminated "at will" with or without cause, by the employee or by STAAR in its sole discretion at any time.

On your first day of employment you will need to bring with you identification in order to complete all necessary paperwork, including your Employment Eligibility Verification (form I-9).

You will be asked to do your best to accomplish the mission working as part of our team and in return, STAAR offers many great opportunities. This offer is valid until July 16, 2002.

Sincerely,

/s/ David Bailey
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David Bailey
President and Chief Executive Officer


/s/ Nicholas T. Curtis                      7/15/02
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Accepted By                                 Date